Exhibit 99

Contact:	610-337-1000	For Immediate Release:
	Robert W. Krick, ext. 3645	November 14, 2007
Brenda A. Blake, ext. 3202
AmeriGas Partners Reports Record Fiscal 2007 Results, Confirms Guidance
VALLEY FORGE, Pa., November 14 — AmeriGas Propane, Inc., general partner of AmeriGas Partners, L.P. (NYSE: APU), reported net income for the fiscal year ended September 30, 2007 of $190.8 million, or $3.15 per limited partner unit, compared to $91.2 million, or $1.59 per limited partner unit for fiscal year 2006. Excluding the previously reported $46.1 million gain on the sale of the Arizona propane storage facility in fiscal 2007 and the $17.1 million loss on the early extinguishment of debt in fiscal 2006, income was $144.7 million for fiscal 2007 compared to $108.3 million for the previous fiscal year.
The Partnership’s earnings before interest expense, income taxes, depreciation and amortization, the gain on the terminal sale in 2007 and the loss on the early extinguishment of debt in 2006 (adjusted EBITDA) were a record $292.6 million in fiscal 2007 compared to $255.0 million in fiscal 2006. EBITDA including the effects of the terminal sale and refinancing was a record $338.7 million in fiscal 2007 compared to $237.9 million in fiscal 2006.
Eugene V. N. Bissell, chief executive officer of AmeriGas, said, “AmeriGas not only achieved record earnings in fiscal 2007, but we also made significant progress on our core strategies. Based on these results we increased our distribution 5% during the year and renewed our intention to raise the distribution at least 3% annually. Assuming normal weather in fiscal 2008, we expect EBITDA in the range of $300 million to $310 million as previously announced.”
For the twelve months ended September 30, 2007, retail propane volumes sold increased 3% over the prior year to 1 billion gallons principally due to colder weather. Nationally, weather was almost 7% warmer than normal in fiscal 2007 compared to weather that was 10% warmer than normal in the prior-year, according to the National Oceanic and Atmospheric Administration. Revenues increased to $2.28 billion in fiscal 2007 from $2.12 billion in fiscal 2006 reflecting higher volumes sold and higher average selling prices primarily reflecting higher propane product costs.
Total margin increased $64.7 million mainly due to higher volumes sold at higher average retail propane unit margins and higher fees in response to increases in operating expenses. Operating and administrative expenses rose primarily as a result of higher compensation and benefits expenses, maintenance and repair expenses and vehicle fuel and lease expenses. Operating income, including the gain on the terminal sale of $46.1 million, increased to $265.7 million in fiscal 2007 from $184.1 million in fiscal 2006.
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AmeriGas Partners Reports Record Fiscal 2007 Results, Confirms Guidance	Page 2
For the fourth quarter of fiscal 2007, the Partnership recorded net income of $21.0 million, or $0.30 per limited partner unit, compared with a seasonal loss of $27.8 million, or $0.48 per limited partner unit, for the prior-year period. The results for the most recent fiscal quarter, which would normally be a seasonal loss, include the aforementioned gain on the sale of the terminal. Retail volumes sold in the quarter were 171.6 million gallons compared to 170.8 million gallons sold in the prior-year quarter. Adjusted EBITDA for the period increased to $12.2 million from $8.8 million in last year’s quarter. Revenue for the quarter totaled $417.1 million versus $391.8 million in the fiscal 2006 quarter, principally due to higher selling prices in response to significantly higher propane product costs and higher volumes sold.
AmeriGas Partners is the nation’s largest retail propane marketer, serving nearly 1.3 million customers from over 650 locations in 46 states. UGI Corporation (NYSE:UGI), through subsidiaries, owns 44% of the Partnership and individual unitholders own the remaining 56%.
AmeriGas Partners, L. P. will host its fourth quarter FY 2007 earnings conference call on Wednesday, November 14, 2007, at 4:00 PM ET. Interested parties may listen to a live audio webcast of the conference call at http://www.shareholder.com/ugi/APU/medialist.cfm. A telephonic replay of the call can be accessed approximately one hour after the completion of the call at 1-888-203-1112, passcode 9058142; International replay 719-457-0820, passcode 9058142), through Friday, November 16, 2007.
The financial tables appended to this news release can be viewed directly at http://www.shareholder.com/ugi/APU/4Q07FinancialTable.pdf.
This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read the Partnership’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, price volatility and availability of propane, increased customer conservation measures, the capacity to transport propane to our market areas and political, economic and regulatory conditions in the U. S. and abroad. The Partnership undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.
Comprehensive information about AmeriGas is available on the Internet at www.amerigas.com.

AP-17	###	11/14/07

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
REPORT OF EARNINGS
(Thousands, except per unit and where otherwise indicated)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues:
Propane	$372,419	$348,893	$2,096,080	$1,953,714
Other	44,640	42,910	181,295	165,552

	417,059	391,803	2,277,375	2,119,266

Costs and expenses:
Cost of sales — propane	257,398	235,587	1,365,071	1,277,306
Cost of sales — other	18,685	18,725	72,125	66,463
Operating and administrative expenses	132,435	131,786	562,524	535,288
Depreciation	18,394	17,308	71,555	67,793
Amortization	1,146	1,135	4,059	4,659
Gain on sale of Arizona storage facility	(46,117)	—	(46,117)	—
Other (income), net	(4,057)	(2,931)	(17,572)	(16,299)

	377,884	401,610	2,011,645	1,935,210

Operating income (loss)	39,175	(9,807)	265,730	184,056
Loss on extinguishment of debt	—	—	—	(17,079)
Interest expense	(17,861)	(17,927)	(71,487)	(74,094)

Income (loss) before income taxes	21,314	(27,734)	194,243	92,883
Income tax benefit (expense)	17	(183)	(846)	(185)
Minority interests	(361)	140	(2,613)	(1,540)

Net income (loss)	$20,970	$(27,777)	$190,784	$91,158

General partner’s interest in net income (loss) (a)	$3,858	$(278)	$11,507	$912

Limited partners’ interest in net income (loss) (a)	$17,112	$(27,499)	$179,277	$90,246

Net income (loss) per limited partner unit (a)
Basic	$0.30	$(0.48)	$3.15	$1.59

Diluted	$0.30	$(0.48)	$3.15	$1.59

Average limited partner units outstanding:
Basic	56,860	56,797	56,826	56,797

Diluted	56,901	56,797	56,862	56,835

SUPPLEMENTAL INFORMATION:

Retail gallons sold (millions)	171.6	170.8	1,006.7	975.2
EBITDA (b) (c)	$58,354	$8,776	$338,731	$237,889
Distributable cash (b)	32,897	(15,818)	240,035	157,243
Capital expenditures:
Maintenance capital expenditures	7,596	6,667	27,209	23,631
Growth capital expenditures	7,915	12,373	46,555	47,079

(a)	In accordance with Emerging Issues Task Force Issue No. 03-6, “Participating Securities and the Two-Class Method under FASB Statement No. 128” (“EITF 03-6”), the Partnership calculates net income per limited partner unit for each period according to distributions declared and participation rights in undistributed earnings, as if all of the earnings for the period had been distributed. In periods with undistributed earnings above certain levels, the calculation according to the two-class method results in an increased allocation of undistributed earnings to the General Partner. Theoretical distributions of net income as if it were Available Cash distributed for the twelve months ended September 30, 2007 resulted in an increased allocation of net income to the General Partner which decreased eanings per diluted limited partner unit by ($0.11). EITF 03-6 did not impact net income per limited partner unit for the three months ended September 30, 2007 and 2006 or the twelve months ended September 30, 2006.

(b)	EBITDA (earnings before interest expense, income taxes, depreciation and amortization) should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) and is not a measure of performance or financial condition under accounting principles generally accepted in the United States. Management believes EBITDA is a meaningful non-GAAP financial measure used by investors to compare the Partnership’s operating performance with other companies within the propane industry and to evaluate our ability to meet loan covenants.

(continued)

(continued)

Management defines distributable cash as EBITDA less interest expense and maintenance capital expenditures and excluding losses on extinguishments of debt in connection with a refinancing. Maintenance capital expenditures are defined in the Partnership Agreement as expenditures made to maintain the operating capacity of the Partnership’s existing capital assets. Management believes distributable cash is a meaningful non-GAAP measure for evaluating the Partnership’s ability to declare and pay quarterly distributions. The Partnership’s definition of distributable cash may be different from that used by other entities. The following table includes reconciliations of net income to EBITDA and distributable cash for all periods presented:

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Net income (loss)	$20,970	$(27,777)	$190,784	$91,158
Income tax (benefit) expense	(17)	183	846	185
Interest expense	17,861	17,927	71,487	74,094
Depreciation	18,394	17,308	71,555	67,793
Amortization	1,146	1,135	4,059	4,659

EBITDA	58,354	8,776	338,731	237,889
Interest expense	(17,861)	(17,927)	(71,487)	(74,094)
Maintenance capital expenditures	(7,596)	(6,667)	(27,209)	(23,631)
Loss on extinguishment of debt	—	—	—	17,079

Distributable cash	$32,897	$(15,818)	$240,035	$157,243

(c)	The following table includes a reconciliation of forecasted net income to forecasted EBITDA for the fiscal year ending September 30, 2008:

Forecast
Fiscal
Year
Ending
September 30,
2008
Net income (estimate)	$152,000
Interest expense (estimate)	72,000
Income tax expense (estimate)	1,000
Depreciation (estimate)	75,000
Amortization (estimate)	5,000

EBITDA (estimate)	$305,000